INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (the “Agreement”) is made as of the 1st day of November, 2005.

BETWEEN:

ACCESS ENERGY INC..

(the “Company”)

- and -

CONISTON INVESTMENT CORP.

(the “Contractor”)

(collectively referred to as the “Parties”)

RECITALS:

A.	The Company is engaged in the business of hydrocarbon exploration, development and production.

B.	Mr. Paul Parisotto (“Parisotto”) has been elected a director of the Company; and

C.	The Company has agreed to retain the services of the Contractor.

THEREFORE, the Parties agree as follows:

1.	TERM OF AGREEMENT

1.1 The term of this Agreement shall be for the period (the “Term”) commencing on November 1, 2005 and terminating on October 31, 2006 (the “Agreement Expiry Date”), unless extended further or terminated earlier, all in accordance with the provisions contained herein.

1.2 Unless either Party not less than 60 days prior to the Agreement Expiry Date then in effect hereunder, gives notice to the other Party that this Agreement will not be renewed, the Agreement Expiry Date will be amended to the next anniversary date of the Agreement Expiry Date and the Agreement will continue, unamended.

1.3 Notwithstanding the foregoing, the Term may expire before an Agreement Expiry Date in the event that: (a) Parisotto in performing the Services either by omission or commission, engages in conduct which would entitle the Company to terminate him for cause; (b) Parisotto is no longer employed by the Contractor; or (c) following a Change of Control as set forth in section 7 of this Agreement.

2.	SERVICES TO BE PROVIDED

The Company hereby retains the Contractor for the purposes of providing only such services as the Parties may agree from time to time during the Term (the “Services”). For more particularity, the Services will include, but not be limited to the following:

(a)
consulting and advisory services provided by the Contractor on matters with respect to the acquisition, exploration, development and production of hydrocarbons in western Canada and the western United States, and in particular Saskatchewan;

(b)	assisting the Company in negotiation of a joint venture agreement between indigenous aboriginal peoples (“Aboriginal People”) and the Company;

(c)	establishing and maintaining a working relationship between the Aboriginal Peoples and the Company;

(d)
assisting the Company in the formation of a team of technical experts for assessment of the potential for development on the lands of the Aboriginal Peoples including, drilling, seismic and data analysis;

(e)
assisting the Aboriginal Peoples on a “as required basis” in matters between the Aboriginal Peoples and both provincial and federal and state authorities as they relate to the interests of Company; and

(d)	the Contractor may be requested to undertake such other related assignments as the Company may from time to time request.

The Contractor agrees that it will retain Parisotto and cause Parisotto to devote his principal time and attention to providing the Services but there shall be no set hours of work to provide the Services. The Contractor may, however; retain from time to time such personnel as it deems appropriate in order to provide the Services.

3.	FEES

3.1
In consideration of the Services provided, the Company shall pay to the Contractor a fee of: (i) $260,000.00 per annum (the “Fee”) plus applicable Goods and Services Tax (“GST”) payable monthly; (ii) $1,000,000.00 (the “Dene Fee”) in the event the Company enters into an agreement with the Buffalo River Dene Nation and/or its associates or affiliates to develop hydrocarbon opportunities in a defined area within Treaty 10 lands which includes the traditional and historically occupied and used lands of the Buffalo River Dene Nation (the “Dene”); and (iii) the Contractor will also be entitled to receive a 1.25% non-convertible overriding royalty based on 100% production (“GORR”) from any and all projects that Contractor bring to the Company (the “Royalty Fee”). The Royalty Fee is governed by Article 3 of the “Farmout & Royalty Procedure”, as such term is defined by the 1997 Canadian Association of Petroleum Landman Farmount & Royalty Procedure” (the “LFRP Procedure”).

3.2
If the interest of any party in the projects brought to the attention of the Company (the “Project Lands”) by the Contractor is now or hereafter shall become encumbered by any royalty, overriding royalty, production payment or other charge of a similar nature (the “Encumbrance”), other than the “Lessor’s Royalty” as such term is defined in the LFRP Procedure, such Encumbrance shall be charged to and paid entirely by the party whose interest is or becomes thus encumbered. No party which acquires an interest in the Project Lands shall by virtue of any provision of this agreement (excepting the operation of Clause 2401B of the LFRP Procedure, if applicable) ever be required to assume any part of such encumbrance and the Party whose interest has become encumbered shall be at all times indemnify and hold the other party harmless from such encumbrance.

3.3
If requested by the Company, payments will be made immediately upon receipt by the Company of a monthly invoice prepared by the Contractor, but if not requested in no case later than ten days following the end of a month in which Services are provided. The Contractor agrees to reference the applicable GST registration number on all such invoices. The Parties agree that the Fee will be reviewed from time to time, with any mutually agreed changes to the Fee to be documented as amendments to this Agreement.

4.	INDEPENDENT CONTRACTOR

The Contractor is and shall remain at all times an independent contractor and has sole responsibility to comply with all laws, rules and regulations relating to the provision of Services, including without limitation, the Income Tax Act (Canada), the Employment Insurance Act (Canada), the Employer Health Tax Act (Ontario), and the Canada Pension Plan Act. As an independent contractor, the Contractor shall be responsible for any employment related benefits it may wish to secure for its employees, including without limitation, any payments under the Employment Standards Act (Ontario).

5.	REGISTRATION

The Contractor shall obtain a GST registration number and shall be responsible for remitting GST to the applicable regulatory authorities in accordance with the Excise Tax Act (Canada).

6.	CONFIDENTIAL INFORMATION

6.1 The Contractor’s retainer with the Company will provide the Contractor with access to certain information relating to the Company, its customers, suppliers, distributors, employees, and its affiliates, subsidiaries and related companies of an extremely confidential nature (the “Confidential Information”). The Contractor agrees not to disclose any Confidential Information without the prior written consent of the Company or to make use of such information for the Contractor’s benefit, or for the benefit of any other person, firm, corporation or entity.

6.2 Prior to any unauthorized use or disclosure which is required by law, the Contractor shall give the Company reasonable prior notice of any disclosure of confidential information required by law, and, if requested by the Corporation, shall use reasonable efforts to obtain, or assist the Company in attempting to obtain, a protective order or similar protection for the Company and shall permit and cooperate with any effort by the Company to obtain such an order. The Company shall reimburse the Contractor for all reasonable costs incurred by him in seeking or assisting the Company in seeking such an order.

7.	NON COMPETITION / NON SOLICITATION

7.1 The Contractor hereby agrees that, for the length of time of the Agreement, the Contractor shall not, without prior written consent of the Company, (i) in any manner directly or indirectly, individually, or on behalf of any other person, engage in, have an interest in, or become associated with any business or enterprise engaged in a business substantially similar to and likely to be competitive with that of the business of the Company, doing business in North America, or anywhere else the Company on carries on the business; (ii) directly or indirectly, individually, or on behalf of any person, hire, solicit, aid, encourage or invite any employees to leave the Company, or any of its affiliates in order to accept employment with or render services for the Contractor, such person or any of their respective affiliates; or (iii) directly or indirectly, individually, or on behalf of any person, solicit, aid, encourage or invite any customer, client, vendor, lender, or supplier of the Company or any of its affiliates, or similar persons engaged in business with the Company or any of its affiliates, to discontinue the relationship or reduce the amount of business done with the Company or its affiliates.

7.2 For purposes of Section 7.1 above, the term "indirectly" shall include any provision of service, aid, advice or financial assistance to any such competing person, or any investment in or loan to any such competing person, or any support, assistance, promotion or work for any such competing person as consultant, co-venturer, agent, partner, shareholder (other than as a holder of less than five percent (5%) of the shares of a publicly-traded corporation) or otherwise.

7.2 The Contractor acknowledges and agrees that irreparable injury may result to the Company in the event of any breach of any covenant referred to in Section 7, and further agrees that the remedy at law for the breach of any such covenant will be inadequate. Therefore, the Contractor agrees that, if any such person shall engage in any act in violation of Section 7, the Contractor shall be entitled, in addition to any other remedies and damages as may be available to it at law, to injunctive relief to enforce Section 7.1.

8.	CHANGE IN CONTROL

8.1 “Change in Control” shall be deemed to have occurred if, for any reason, on or after the date hereof: (i) there shall occur a sale, transfer or other disposition of all or substantially all of the property or assets of the Company other than to an affiliate (as that term is defined in the Securities Act (Ontario); or (ii) there shall occur any change in the holding, direct or indirect, of securities of the Company or any voting rights attached to any securities of the Company, as a result of which any person (as defined in the Securities Act (Ontario)), or a group of persons acting jointly or in concert, or person associated or affiliated with any such person or group within the meaning of the Securities Act (Ontario) would be entitled to cast more than 50% of the votes attached to all securities of the Company that may be cast to elect Directors of the Company or the votes carried by such securities are entitled, if exercised, to elect a majority of the Board of Directors of the Company.

8.2 Unless the Contractor has consented in writing in advance to a proposed Change in Control, in the event that a Change in Control occurs during the Term, the Contractor will be paid a lump sum equivalent to the Fee (and applicable GST) effective the date on which the Change in Control occurs, and this Agreement shall terminate on the date of such payment.

9.	SEVERABILITY

Any provisions of this Agreement found to be void or unenforceable are separate and distinct, and the remaining provisions shall remain in full force and effect.

10.	SUCCESSORS

This Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, amalgamation, business reorganization or otherwise) to all or substantially all of the business and/or assets of the Company.

11.	GOVERNING LAW

This Agreement shall be interpreted and construed in accordance with the laws of the province of Ontario and the laws of Canada applicable therein.

IN WITNESS OF WHICH the Parties have duly executed this Agreement:

ACCESS ENERGY INC.

By:	/s/ H. Reginald F. Burden
H. Reginald F. Burden

By:	/s/ Paul Parisotto
Paul Parisotto

CONISTON INVESTMENT CORP.

By:	/s/ Paul Parisotto